Securities and Exchange Commission
Washington, D.C.  20549

Form S-8

Registration Statement
Under
The Securities Act of 1933

NALCO CHEMICAL COMPANY
Incorporated in the State of Delaware
Employer Identification No. 36-1520480

PERFORMANCE SHARE PLAN
(Full Title of the plan)

S. J. Giomo, Secretary
NALCO CHEMICAL COMPANY
One Nalco Center
Naperville, Illinois  60563-1198
(Name and address of agent for service)
708-305-1000
(Telephone number of agent for service)


                 CALCULATION OF REGISTRATION FEE
                                                  Proposed
						                                            Maximum
                                                  Offering Price
Title of Securities to be       Amount to be      Per Share (1)

Common stock par value
$0.1875-per share
(including Preferred Stock
Purchase Rights)                $1,000,000        $32.5625


Proposed Maximum
Aggregate Offering              Amount of
Price (1)                       Registration Fee

$32,562,500                     $11,228.45




                             1,000,000 Shares

                          NALCO CHEMICAL COMPANY

                               Common Stock
                        par value $0.1875 per share




     1,000,000 shares (the "Shares") of common stock, par value $0.1875 (the "Common Stock"), of Nalco Chemical Company (the "Company") are offered by persons who may be deemed to be affiliates of the Company and will be identified in an appendix to the prospectus (the "Selling Stock
The Shares offered are those acquirable by the Selling Stockholders or for the account of their donees or pledgees as key executive participants of the Company's Performance Share Plan ("PSP"). The Selling Stockholders may, the Company not so conceding, be deemed to be "affiliates" within the meaning of the Securities Act of 1933, as amended. The Shares are being sold for the account of the Selling Stockholders or their donees or pledgees and the Company will not receive any proceeds from the sale of the Shares.

     All or a portion of the Shares may be offered and sold on the New York Stock Exchange, the Chicago Stock Exchange or otherwise at market prices then prevailing or at prices and upon terms then obtainable. Sales may be made in ordinary brokerage transactions, in block transactions negotiated transactions or otherwise. If the Shares are sold through brokers, their donees or pledgees expect to pay customary brokerage commissions and charges. The Company will bear the costs of the offering, except that the Selling Stockholders or their donees or pledgees will pay all brokerage commissions and charges as well as fees and expenses of any counsel retained by them.

     On June 27, 1994, the last reported sale price of the Common Stock on the New York Stock Exchange was $32.5625 per share.




THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED  BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY  STATE  SECURITIES
COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF  THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.


               The date of this Prospectus is June 30, 1994





     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of the Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                             TABLE OF CONTENTS
Available Information. . . . . . .2     Use of Proceeds. . . . .4
Incorporation by Reference . . . .3     Plan of Distribution . .4
The Company. . . . . . . . . . . .3     Description of Capital Stock 4
                                        Validity of Shares. . .5


                           AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material and other information concerning the Company can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York Copies of such material can be obtained from the Public Reference Section of Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information concerning the Company also may be inspected at the offices of the New York Stock Exchange, Inc. and the Chicago Stock Exchange Incorporated.

          The Company has filed with the Commission a registration statement on Form S-8 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities
Act"), with respect to the shares of Common Stock offered prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration
Statement as permitted by the rules and regulations of the Commission Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed orincorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.



                        INCORPORATION BY REFERENCE

          The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

          (1) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (File No. 1-4957)

          (2) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 1-4957).

          (3)  The Company's current Report on Form 8-K dated February 3, 1994.

          (4) Description of Preferred Share Purchase Rights included in the Registration Statement on Form 8-A filed August 1, 1986 and Forms 8 and 8-K filed July 6, 1989 (File No. 1-4957).

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of anyof the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents), the Company's most recent Annual Report to Shareholders and all current documents containing Plan information required under applicable rules. Requests should be directed to the Secretary, Nalco Company, One Nalco Center, Naperville, Illinois 60563-1198 (telephone number (708) 305-1000.


                                THE COMPANY

          The Company is engaged primarily in the manufacture and sale of highly specialized service chemicals. The Company's business includes the production and sale of chemicals, technology, services and systems (monitoring and surveillance) used in water treatment, pollution control, energy conservation, oil production and refining, steelmaking, papermaking, mining and mineral processing, electricity generation, other industrial processes, and commercial building utility systems. Service chemicals are developed and formulated to meet specific customer needs. In general service chemicals are part of value added/return on investment programs designed to help customers maintaining a high level of operating performance and efficiency in their facilities or to improve the quality of customer's end products.
The Company's products are used for purposes such as: control and fouling in cooling systems, boilers, and other equipment; clarification of water; improved combustion; separation of liquids and solids; control of dust; improvement of crude oil production through emulsion breaking and the secondary and tertiary recovery of oil; lubrication and corrosion protection in rolling, drawing and forming of metals; improved production of pulp and qualities of paper; recovery of minerals; superabsorbent polymers for disposable diapers;
and specialized process applications in a variety of industries. The Company also provides quality, on-site technical personnelto provide problem solving, monitoring and technical assistance in the use of the Company's products.

          The principal executive officers of the Company are located at One Nalco Center, Naperville, Illinois 60563-1198, and the Company's telephone number is (708) 305-1000.


                              USE OF PROCEEDS

          The Company will not receive any of the proceeds of the sale of the Shares offered hereby.


                           PLAN OF DISTRIBUTION

          The Selling Stockholders have advised the Company that they or their donees or pledgees may from time to time offer and sell the Shares on the New York Stock Exchange, the Chicago Stock Exchange or otherwise at market prices then prevailing or at prices and upon terms then obtainable.
Sales may be made in ordinary brokerage transactions, in block transactions, in privately negotiated transactions or otherwise. If the Shares are sold through brokers, the Selling Stockholders or their donees or pledgees expect to pay customary brokerage commissions and charges. The Company will bear the costs of the offering, except that the Selling Stockholders or their donees or pledgees will pay all brokerage commissions and charges as well as fees and expenses of any counsel retained by them.


                       DESCRIPTION OF CAPITAL STOCK

          Common Stock

          The record holders of Common Stock are entitled, ratably, to such dividends thereon as the Company's Board of Directors in its discretion may declare out of funds legally available therefor;
are entitled to receive pro rata all assets of the Company available for distribution to stockholders in the event of liquidation of the Company; are entitled to one vote for each share held; and have no preemptive rights to purchase or subscribe for any stock of the Company now or securities convertible into Common Stock. All outstanding shares of Common Stock, including the shares offered hereby, are fully paid and non-assessable.
There is no charter restriction on the repurchase by the Company of shares of its own stock.


          Preferred Stock

          The Company's Restated Certificate of Incorporation permits the Board of Directors of the Company, without further stockholder approval, to authorize the issuance of up to 2,000,000 shares of Preferred Stock, $1.00 par value, and to fix the various rights, preferences, terms and provisions of each series of Preferred Stock so issued. No such Preferred Stock has been issued, and except with respect to the preferred share purchase rights described below, there are presently no understandings, agreements, negotiations or discussions which will or might involve the possible issuance of Preferred
Stock for any purpose.

          Preferred Share Purchase Rights

          On July 24, 1986, the Company's Board of Directors declared a dividend of certain preferred share purchase rights on each outstanding share of Common Stock. The Company will issue similar rights with respect to newly-issued shares of Common Stock as long as the rights are attached to Common Stock. The rights, which are not exercisable until certain events involving a potential takeover occur, are more particularly described in the Company's Registration Statement on Form 8-A, filed with the Commission on August 1, 1986, and Forms 8 and 8-K, filed with the Commission on July 6, 1989, which are incorporated herein by reference.


                          VALIDITY OF THE SHARES

          The validity of the shares offered hereby will be passed upon for the Company by C. L. Campbell, General Counsel of the Company. Mr. Campbell is the beneficial owner of 500 shares of Common Stock. He also has options to acquire 19,800 shares of Common Stock under the Company's 1990 Stock Option Plan.

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

          The following documents or portions of documents previously filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

          (a) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (File No. 1-4957)

          (b) The Company's Annual Report on Form 10-K for the year ended December 31, 1993.

          (c)  The Company's current report on Form 8-K dated February 3, 1994.

          (d) Description of Preferred Share Purchase Rights included in the Registration Statement on Form 8-A filed August 1, 1986 and Forms 8 and 8-K filed July 6, 1989 (File No. 1-4957)

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to by reference herein modifies or supersedes any such statement. Any such superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

          C. L. Campbell, General Counsel of the Company, is the beneficial owner of 500 shares of Company Common Stock. He also has options under the Company's 1990 Stock Option Plan to acquire 19,800 shares of common Stock.



Item 6.  Indemnification of Directors and Officers

          (a) Section 145 of the Delaware general Corporation Act permits, and in some circumstances requires, indemnification of officers, directors and employees of the Company.

          (b) Article Six of the Certificate of Incorporation of the Company requires the Company to indemnify directors and officers of the Company to the full extent permitted by law.

          (c) The Company maintains insurance policies which insure the Company and the officers and directors of the Company against certain liabilities, including certain liabilities which might arise under the Securities Act of 1933.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

          See Exhibit Index included herewith which is incorporated herein by reference.

Item 9.  Undertakings

          The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

                    Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section
15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act the final adjudication of such issue.

                                SIGNATURES

          Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naperville and State of Illinois on the 30th day of June, 1994.


                                   NALCO CHEMICAL COMPANY


                              By        /s/ W. H. Clark

                                                      W. H. Clark
                                                        Chairman of the Board


                             POWER OF ATTORNEY

          Each person whose signature appears below hereby constitutes and appoints E. J. Mooney and C. L. Campell and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 30th day of June , 1994.

           Signature                    Title


       /s/ W. E. Buchholz          Vice President and Chief Financial Officer
   W. E. Buchholz

     /s/ R. L. Ratliff             Controller
   R. L. Ratliff

    /s/ W. H. Clark                Director, Chairman of the Board
   W. H. Clark


   /s/ H. G. Bernthal              Director
   H. G. Bernthal

  /s/ H. Corless                   Director
   H. Corless

  /s/ H. M. Dean                   Director
   H. M. Dean

  /s/ J. P. Frazee, Jr.            Director
   J. P. Frazee, Jr.

 /s/ A. L. Kelly                   Director
   A. L. Kelly

 /s/ F. A. Krehbiel                Director
   F. A. Krehbiel

/s/ E. J. Mooney             Director, Chief Executive Officer and President
   E. J. Mooney

 /s/ C. W. Parry                   Director
   C. W. Parry

 /s/ W. A. Pogue                   Director
   W. A. Pogue

/s/ J. J. Shea                     Director
   J. J. Shea

                               INDEX TO EXHIBITS


                                                            Sequentially
Exhibit                                                     Numbered
Number    Exhibit                                           Page


(5)            Opinion of Counsel as to the legality of the securities
                           being registered.

(23.1)         Consent of C. L. Campbell is contained in the opinion filed as Exhibit 5 to this Registration statement.

(23.2)         Consent of Price Waterhouse

(23.3)         Consent of Ernst & Young

(24)           Powers of Attorney (Contained on the signature page of the original registration statement hereof)






sec391/psp.s8